CUSIP No. 750611402	Page 1 of 1
Exhibit 3
CONFIRMING STATEMENT
     This Statement confirms that the undersigned has authorized and designated David E. Cohen and Christopher J. Mickelson, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Radyne Corporation The authority of David E. Cohen and Christopher J. Mickelson under this Statement shall continue until the undersigned is no longer required to file any of forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of Radyne Corporation unless earlier revoked in writing. The undersigned acknowledges that David E. Cohen and Christopher J. Mickelson are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.
     This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned’s filing obligations with respect to securities of Radyne Corporation who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: 12/10/2007	/s/ Ross D. DeMont
Ross D. DeMont